Exhibit 1.1
Articles of Association of Credit Suisse
April 19, 2006

Note: Any references in this document to the masculine with respect to persons or titles shall relate to and be valid for both genders.
I. Name, registered office, duration and purpose of the Company

Art. 1
Name, registered office
and duration
1.1 A joint stock corporation (public limited company) under the name Credit Suisse (Crédit Suisse, Credito Svizzero, Schweizerische Kreditanstalt) is established with its registered office in Zurich. Its duration is unlimited.

1.2 The Company may open branches, business offices and representative offices in Switzerland and abroad.

Art. 2
Purpose
2.1 The purpose of the Company is to operate as a bank. Its business covers all associated types of banking, finance, consultancy, service and trading activities in Switzerland and abroad.

2.2 The Company may form banks, finance companies and any other types of companies. It may also hold interests in and assume the management of such companies.
It may also enter into joint ventures with such companies to provide business services to third parties.

2.3 The Company may acquire, mortgage and sell real estate in Switzerland and elsewhere.
II. Share capital, shares

Art. 3
Share capital
3.1 The share capital amounts to CHF 4,399,665,200. It is divided into 43,996,652 fully paid-up registered shares with a par value of CHF 100 each.

3.2 In addition to the reserves prescribed by Swiss law, the General Meeting of Shareholders may resolve to create further reserves and can determine their purpose and use.

3.3 Registered shares may be converted into bearer shares at any time by an appropriate change in the articles of association.

Art. 4
Shares
4.1 The Company may issue certificates representing more than one share.

4.2 All share certificates shall bear the facsimile signatures of the Chairman and of one other Member of the Board of Directors.

4.3 The Company recognises only one representative for each share.

4.4 Deleted

4.5 The Company recognises as a shareholder any person whose name is entered in the Share Register.

III. The governing bodies of the Company

Art. 5
General Meeting
of Shareholders
5.1 The ordinary General Meeting of Shareholders shall take place annually within four months of the close of the business year. The powers of the General Meeting are as defined by law.

5.2 The General Meeting of Shareholders is convened by the Board of Directors or by the external auditors or by other persons in whom authority to do so has been vested by law.

5.3 An extraordinary General Meeting of Shareholders shall take place when the Board of Directors considers this necessary or when requested by shareholders representing at least one-tenth of the share capital.

Requests by shareholders to call a meeting are to be in writing, are to be signed by those requesting the meeting and are to state the reason for the meeting.

5.4 The agenda of the meeting shall also include proposals which have been submitted in writing in good time before notice of the meeting is issued by one or more shareholders representing shares with a total par value of CHF 1 m. At the same time shares of the Company with a total par value of at least CHF 1 m are to be deposited with the Company. These shares are to remain in the custody of the Company until the day after the General Meeting of Shareholders.

5.5 Notice of the General Meeting of Shareholders shall
be published at least 20 days before the date of the meeting and shall state the time and the place at which the meeting is to be held, the business to be transacted and the proposals.

5.6 At the General Meeting of Shareholders, each share carries one vote. A shareholder may appoint a non- shareholder to act as his or her proxy at the meeting.
The Board of Directors shall issue regulations as to what constitutes acceptable proof of entitlement to voting rights.

5.7 The Chairman of the Board of Directors shall preside over the General Meeting of Shareholders or, in his absence, a Vice-Chairman or other Member of the Board designated by the Board.
The General Meeting of Shareholders shall elect, by a show of hands, the tellers to count the votes of the meeting. Members of the Board of Directors, Members of the Executive Board and its Committees and the Statutory Auditors may not be elected as tellers.

The Board of Directors shall appoint a secretary to take the minutes. The secretary need not be a shareholder. The minutes shall be signed by the person chairing the meeting and by the secretary.

5.8 The General Meeting of Shareholders may pass resolutions regardless of the number of shareholders present at the meeting or represented by proxy.
A majority of at least two-thirds of the votes represented and an absolute majority of the share capital represented is, however, required for:

– the conversion of registered shares into bearer shares
– the dissolution of the Company.
This article is subject to the mandatory provisions of the law and other provisions of these articles of association.

5.9 The General Meeting of Shareholders shall adopt resolutions and decide elections by an absolute majority of the votes cast, except as otherwise prescribed by the mandatory provisions of the law or by other provisions of these articles of association.

In the case of a tied vote, elections shall be decided by the drawing of lots and resolutions by the casting vote of the person chairing the meeting.

5.10 As a rule, votes and elections shall be conducted by a show of hands. However, a written ballot shall be held if the person chairing the meeting so directs.

Art. 6
Board of Directors
6.1 The Board of Directors consists of at least seven Members elected by the General Meeting of Shareholders for a term of three years. Members of the Board of Directors are eligible for re-election. Bearer shareholders as a body and registered shareholders as a body shall each have the right to at least one representative.

6.2 Each year the Board of Directors shall elect a Chairman and one or two Vice-Chairmen from among its members. Should these officers all be simultaneously unavailable, the Board of Directors shall designate another Member of the Board as a special deputy.

The Board of Directors shall nominate a secretary to take the minutes. The secretary need not be a Member of the Board.

6.3 The Board of Directors is charged with ultimate responsibility for the management, supervision and control of the Company's operations. It shall decide upon all matters relating to the Company's business which have not been reserved for other governing bodies of the Company by law, by these articles of association or by regulations of the Company. The Management of the company shall be delegated to the Executive Board and its Committees in accordance with the provisions of Swiss banking law and with the regulations governing the Company's organisation and operations.

The Board of Directors is authorised to appoint committees from among its members and to delegate to them some of its powers.
It may appoint advisory boards whose duties and authorities it determines.

6.4 The Board of Directors shall have, in particular, the following duties and responsibilities in connection with the supervision of the Company's operations:
a) to determine the organisation of the Company by issuing the necessary regulations governing the organisation and the allocation of powers of authorisation;
b) to make provision for the Company's accounting, financial control and financial planning;
c) to appoint and discharge the official management bodies and to grant signatory authority to these management bodies; the appointment of further persons with signatory authority, including holders of procuration and commercial mandate holders, lies within the authority
of the official management bodies as defined in the Regulations Governing the Conduct of Business;

d) to make resolutions concerning Group strategy for those companies which come under its management and concerning other matters which are reserved for the Board of Directors by the regulations governing the Company's organisation and operations;

e) to notify the court if liabilities exceed assets;
f) to appoint a recognised firm of auditors as external auditors, in accordance with the requirements of Swiss banking law;
g) to prepare the annual report, make arrangements for the General Meeting of Shareholders and carry out the resolutions of the General Meeting of Shareholders.
6.5 The supervision and control of the management of the Company's business involves the following main duties and responsibilities:
a) to supervise the persons entrusted with the management of the Company, notably with respect to their compliance with the law, the articles of association, regulations and internal directives;
b) to review the annual financial statements of the parent company and of the Group, together with the quarterly and half-yearly figures;
c) to receive periodic reports on the course of business and on the Group's financial condition;
d) to review reports on the audits carried out by the external auditors and the Group's external auditors.

6.6 The Board of Directors shall meet as often as business requires.
The Chairman shall call additional meetings if a Member of the Board of Directors so requests and states the reason for such request.
Resolutions on a particular proposal may be passed by written consent unless a Member of the Board of Directors requests verbal discussion of the matter.
A majority of the Members of the Board of Directors must be present in order to pass resolutions. The agreement of a majority of the Members of the Board is required in order to pass resolutions by circular letter. There is no quorum requirement for the acknowledgment of capital increases and the subsequent changes to the articles of association which must be carried out.

The adoption of resolutions by the Board of Directors requires an absolute majority of the votes cast. In the case of a tied vote, the person chairing the meeting shall have the casting vote.

6.7 In addition to their expenses, Members of the Board of Directors and its committees, shall be entitled to receive appropriate remuneration, according to their level of responsibility and the demands made on them, in an amount to be determined by the Board. Their expenses shall be reimbursed.

Art. 7
Executive Board
and its Committees
The management organisation and the duties and authorities of the Executive Board and its Committees are set forth in the regulations governing the Company's organisation and operations.

Art. 8
External auditors and
the Group's external auditors
Every year the ordinary General Meeting of Shareholders appoints the external auditors and the Group's external auditors for the current financial year.

The General Meeting of Shareholders may appoint special external auditors for a term of office of three years to provide the audit confirmations required in the event of increases in share capital.

IV. Corporate Signature

Art. 9
9.1 As a rule, a document signed on behalf of the Company is binding on the Company only when it carries the signatures of two persons authorised to sign the document concerned.

9.2 The Executive Board and its Committees may order

– that certain routine business documents are to be signed by one authorised signatory only;
– that certain routine business documents can be signed by mechanical means (facsimile signatures);
– that especially large-volume bulk correspondence need not be signed.
9.3 Any deviation from the principle of collective signature is to be brought to the attention of customers in an appropriate manner.
V. Financial statements and allocation of the disposable profit

Art. 10
10.1 The Company's financial year shall be determined by the Board of Directors.

10.2 The annual financial statements of the parent company and the Group financial statements shall be drawn up and the disposable profit allocated in accordance with the provisions of the law.
VI. Official notices

Art. 11

The Company shall publish its notices and announcements in the Swiss Commercial Gazette ("Schweizerisches Handelsamtsblatt"). Announcements for and notices to shareholders and others shall be published in the Swiss Commercial Gazette, except where the
law prescribes some other manner of notification.
The Board of Directors may designate other forms of publication.

VII. Pro memoria

Art. 12

12.1 Deleted

12.2 Deleted

12.3 Deleted

12.4 In accordance with the agreement on non-cash capital contributions of 6 February 1997, the Company has acquired from Credit Suisse Group, Zurich, its participations in Credit Suisse First Boston, Inc. (New York) and in Credit Suisse First Boston (International) AG (Zug), with a total value and a total price of
CHF 2,300,000,000. Settlement has been effected
by transfer to Credit Suisse Group of 10,000,000
fully paid-in registered shares of the Company with a par value of CHF 100 per share. The issue price per share is CHF 230. The sum of CHF 1,300,000,000, being the amount by which the price paid exceeds the par value of the new shares (CHF 1,000,000,000), is retained by the Company as a share premium.

12.5 In accordance with the agreement on non-cash capital contributions and non-cash capital acquisitions of
31 July 1998, the Company has acquired from Credit Suisse Group, Zurich, 16,916,518 common stock of Garantia Banking Limited, Nassau (Bahamas), with a par value of USD 1.00 per share, with a total value and at a total price of CHF 706,325,400. Settlement has been effected by transfer to Credit Suisse Group of 784,806 fully paid-in registered shares of the Company with a par value of CHF 100 per share.
The issue price per share is CHF 900. The sum of CHF 627,844,800, being the amount by which the price paid exceeds the par value of the new shares (CHF 78,480,600), is retained by the Company as a share premium.

In accordance with the stock purchase agreement of
9 June 1998, the Company will acquire from Figar S.A., São Paulo (Brazil), 277,427,188 common stock, with no par value, and 277,427,188 preferred stock, with no par value, of Banco de Investimentos Garantia S.A., São Paulo (Brazil), at a price of USD 200,000,000 (corresponding to CHF 297,320,400 at the exchange rate of 30 July 1998).

12.6 In accordance with the agreement on non-cash capital contributions of 6 July 1999, the Company has acquired from Credit Suisse Group, Zurich, 1,000 non-voting common stock, with a par value of USD 0.01 per share, and 700 class A voting common stock, with a par value of USD 0.01 per share, of Warburg Pincus Asset Management Holdings, Inc., Delaware, USA, with a total value and at a total price of
CHF 688,815,000. Settlement has been effected
by transfer to Credit Suisse Group, Zurich, of 765,350 fully paid-in registered shares of the Company with a par value of CHF 100 per share. The issue price per share is CHF 900. The sum of CHF 612,280,000, being the amount by which the price paid exceeds the par value of the new shares (CHF 76,535,000), is retained by the Company as a share premium.

12.7 In accordance with the agreement on non-cash capital contributions of 3 November 2000, the Company has acquired from Credit Suisse Group, Zürich, 64,029,782 Common Shares, with a par value of
USD 0.10 per share, of Donaldson, Lufkin & Jenrette Inc., Delaware, with a total value and a total price of CHF 8,502,828,693.50. Settlement has been effected by transfer to Credit Suisse Group of 10,628,536 fully paid-in registered shares of the Company with a par value of CHF 100 per share.
The issue price per share is CHF 800 (rounded). The sum of CHF 7,439,975,093.50, being the amount by which the price paid exceeds the par value of the new shares (CHF 1,062,853,600), is retained by the Company as a share premium.

The above text is a translation of the original German articles of association ("Statuten") which constitute the definitive text and are binding in law.
Credit Suisse
Paradeplatz 8
8070 Zurich
Switzerland

www.credit-suisse.com